Exhibit 10.18

AMENDMENT

TO

SPONSOR SHARE RESTRICTION AGREEMENT

THIS AMENDMENT TO THE SPONSOR SHARE RESTRICTION AGREEMENT (this “Amendment”) is made as of February 14, 2025, by and among FTAC Emerald Acquisition Corp., a Delaware corporation (“Parent”), Emerald ESG Sponsor, LLC, a Delaware limited liability company (“EMLD Sponsor”), and Emerald ESG Advisors, LLC, a Delaware limited liability company (“Advisors” and together with EMLD Sponsor, the “Sponsors”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Original Agreement (as defined below).

WHEREAS, on July 24, 2024, the parties entered into the Sponsor Share Restriction Agreement by and among Parent and the Sponsors (the “Original Agreement”); and

WHEREAS, the parties desire to amend the Original Agreement to reflect the amendments contemplated by this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Amendments.

1.1.       Section 1.2(b) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Timing and Lapse of Transfer Restrictions.

(i)	1,622,547 of the Restricted Shares (the “Tranche I Restricted Shares”) shall not be transferable until the earlier of (x) the date that is six months following the Closing Date or (y) the first date that the Stock Price exceeds $12.00 for 20 Trading Days of any consecutive 30 Trading Day period ending after the date that is 90 days after the Closing Date.

(ii)	1,622,547 of the Restricted Shares (the “Tranche II Restricted Shares”) shall not be transferable until the earlier of (x) (A) in the event that the Applicable Proceeds as of the Closing Date equal or exceed the Target Amount, the date that is one-year following the Closing Date, and (B) in the event that the Applicable Proceeds as of the Closing Date are less than the Target Amount, the date that is two years following the Closing Date, or (y) the first date that the Stock Price exceeds $15.00 for 20 Trading Days of any consecutive 30 Trading Day period ending after the date that is 90 days after the Closing Date.

(iii)	1,622,547 of the Restricted Shares (the “Tranche III Restricted Shares”) shall not be transferable until the earlier of (x) the date that is ten years following the Closing Date, or (y) the first date that the Stock Price exceeds $17.00 for 20 Trading Days of any consecutive 30 Trading Day period ending after the date that is 90 days after the Closing Date.

(iv)	In the event that the Applicable Proceeds as of the date that is two years following the Closing Date are less than the Target Amount, the Sponsors shall automatically forfeit for no additional consideration (x) a number of Tranche II Restricted Shares equal to the Target Amount minus the actual Applicable Proceeds as of such date divided by 100 and (y) a number of Tranche III Restricted Shares equal to the Target Amount minus the actual Applicable Proceeds as of such date divided by 100; provided, that no more than an aggregate of 500,000 Tranche II Restricted Shares and 500,000 Tranche III Restricted Shares shall be forfeited pursuant to this Section 1.2(b)(iv). Any Restricted Shares forfeited pursuant to this Section 1.2(b)(iv) shall be deemed automatically cancelled and retired in full with no further action required by the parties.

(v)	For the avoidance of doubt, each Sponsor shall be entitled to vote its Restricted Shares and receive dividends and other distributions with respect to such Restricted Shares during any period of time that such shares are subject to restriction on transfer hereunder.”

1.2       Schedule I to the Original Agreement is hereby amended and restated in its entirety to read as attached to this Amendment.

2.       Miscellaneous Provisions.

2.1.       Assignment. This Amendment and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Amendment nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning parties hereto and the Company.

2.2.       Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment will remain in full force and effect. Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

2.3.       Governing Law. This Amendment, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Amendment will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

2.4.       Counterparts. This Amendment may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

2.5.       Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6.       Express Third-Party Beneficiary. Parent and the Sponsors hereby agree that the Company is an intended and express third-party beneficiary of all of the provisions of this Amendment and shall have the right to enforce the terms and conditions of this Amendment against Parent and/or Sponsors, as applicable, or prevent the breach thereof, or to exercise any other right, or seek any other remedy, which may be available to it as a third-party beneficiary of this Amendment. In addition, neither Parent nor the Sponsors shall agree to any waivers, modifications or amendments to this Amendment, without the prior written consent of the Company.

2.7.       Entire Agreement. The Original Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

SPONSORS:

EMERALD ESG SPONSOR, LLC

By:	/s/ Betsy Z. Cohen
Name:	Betsy Z. Cohen
Title:	Manager

EMERALD ESG ADVISORS, LLC

By:	/s/ Betsy Z. Cohen
Name:	Betsy Z. Cohen
Title:	Manager

PARENT:

FTAC EMERALD ACQUISITION CORP.

By:	/s/ Bracebridge H. Young, Jr.
Name:	Bracebridge H. Young, Jr.
Title:	President and Chief Executive Officer

Acknowledged and Agreed:

FOLD, INC.

By:	/s/ Will Reeves
Name:	Will Reeves
Title:	Chief Executive Officer

[Signature Page to Amendment to Sponsor Share Restriction Agreement]

Schedule I

Sponsors & Sponsor Percentages

Sponsor	Sponsor Warrants to be Forfeited	Sponsor Co-Invest Shares	Tranche I Restricted Shares		Tranche II Restricted Shares		Tranche III Restricted Shares
Emerald ESG Sponsor, LLC	488,041	976,081	[894,880	]	[894,880	]	[894,880	]
Emerald ESG Advisors, LLC	-	-	[877,667	]	[877,667	]	[877,667	]
Total	488,041	976,081	1,622,547		1,622,547		1,622,547